Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Chief Financial Officer

(312) 738-4500

FOR IMMEDIATE RELEASE

TUESDAY, MAY 10, 2005

Vita Foods Reports Q1 Sales of $11.0 Million, 7-Cent Per-Share Loss

Chicago, IL, May 10, 2005 – For the first quarter ended March 31, 2005, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net loss of $(257,000), or $(0.07) per share, compared to a net loss of $(38,000) or $(0.01) per share in the first quarter of 2004.  The Vita seafood segment, which is primarily engaged in the processing and sale of herring products and cured and smoked salmon products, experienced a net loss of $(295,000) compared to a net loss of $(107,000) in 2004.  The reduction in net income for the Vita seafood segment primarily reflects a reduced sales volume.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, partially offset Vita seafood’s net loss with net income of $38,000 in the first quarter of 2005 compared to net income of $69,000 in the first quarter of 2004.  The reduction in net income for VSF was also primarily a reflection of reduced sales volume.

Consolidated net sales for the first quarter of 2005 were $11.0 million, compared with $12.6 million in the first quarter of 2004.  Vita seafood’s net sales for the first quarter of 2005 were $6.0 million compared to $6.6 million from the prior year quarter, representing a 9% decrease.  The decrease was reflected in a decline in volume for both herring and salmon.  VSF’s net sales for the first quarter were $5.0 million compared to $6.0 million for the prior year quarter, representing a 17% decrease.  The majority of this decrease occurred in the lower margin honey product line.

Gross margin for the quarter decreased to 30.2% from 30.4% in the prior year quarter.

“Our seafood division saw some unexpected declines in sales, however, we have made inroads into new markets that have given us reason to be encouraged for the second half of the year,” said Steve Rubin, the Company’s chairman and chief executive officer.  “We declined some lower margin honey business in our specialty food division this quarter as we have shifted our focus going forward into more profitable areas.  We remain optimistic about delivering profitability in the second half of 2005.”

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita’s sales are in kosher foods. Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie® Gourmet Collection.  Halifax also manufactures and distributes the Artie BuccoTM line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

— TABLES FOLLOW —

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	Mar 31,	Mar 31,
	2005	2004	Change
Net sales	$11,020	$12,612	(13)%
Cost of goods sold	7,696	8,777	(12)%
Gross margin	3,324	3,835	(13)%

Selling and administrative expenses
Selling, marketing & distribution	2,307	2,529	(9)%
Administrative	1,235	1,190	4%
Total	3,542	3,719	(5)%
Operating (loss) profit	(218)	116	(288)%

Interest expense	211	179	18%
Loss before income taxes	(429)	(63)	581%
Income tax benefit	(172)	(25)	588%
Net loss	$(257)	$(38)	576%
Loss per common share:
Basic	$(0.07)	$(0.01)	600%
Diluted	$(0.07)	$(0.01)	600%
Weighted average shares outstanding:
Basic	3,859	3,829
Diluted	3,859	3,829

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